Exhibit 99.2

ACADIA PHARMACEUTICALS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, a “Non-Employee Director”) will, automatically and without further action by the Board or the Compensation Committee of the Board (the “Compensation Committee”), receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”). A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee at the recommendation of the Board.

Annual Cash Retainer

Each Non-Employee Director will automatically, and without further action by the Board or Compensation Committee, receive cash compensation solely in the form of annual retainers, as set forth in the table below. The annual retainer amounts are payable immediately following the first meeting of the Board that follows the annual meeting of the Company’s stockholders. The annual retainer amount will be pro-rated for a Non-Employee Director who joins the Board other than at the first meeting of the Board following the annual meeting of stockholders.

Annual Retainer	$50,000
Additional Retainer for Board Chair	$30,000
Additional Retainer for Audit Committee Chair	$20,000
Additional Retainer for Audit Committee Member (non-Chair)	$10,000
Additional Retainer for Compensation Committee Chair	$20,000
Additional Retainer for Compensation Committee Member (non-Chair)	$10,000
Additional Retainer for Nominating and Corporate Governance Committee Chair	$10,000
Additional Retainer for Nominating and Corporate Governance Committee Member (non-Chair)	$5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”). All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the stock option agreement).

1.

Initial Grant: For each Non-Employee Director who is first elected or appointed to the Board, on the date of such Non-Employee Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director will be automatically, and without further action by the Board or Compensation Committee, granted the following two equity awards with an aggregate fair value of $300,000: (i) a stock option to purchase shares of the Company’s common stock with a fair value of $150,000 and (ii) a restricted stock unit award with a fair value of $150,000 (calculating the value of such equity awards based on the grant date fair value thereof for financial reporting purposes). The shares subject to each such stock option and the restricted stock units will vest in equal annual installments over two years following the date of grant, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on each such vesting date.

2.

Annual Grant: At the first Board meeting following each annual meeting of stockholders of the Company, each Non-Employee Director who continues to serve as a member of the Board following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee, granted the following two equity awards with an aggregate fair value of $300,000: (i) a stock option to purchase shares of the Company’s common stock with a fair value of $150,000 and (ii) a restricted stock unit award with a fair value of $150,000 (calculating the value of such equity awards based on the grant date fair value thereof for financial reporting purposes). The shares subject to each such stock option will vest quarterly over one year following the date of grant, with the final tranche vesting upon the earlier of one year following the date of grant or the next annual meeting date, and the restricted stock units will vest in full upon the earlier of one year following the date of grant or the next annual meeting date, in each case subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on each such vesting date. A new non-employee director who joins the Board other than at the first Board meeting following the annual meeting of stockholders may be granted an annual award that is prorated for the portion of the year remaining until the next annual meeting of stockholders.

Reimbursement of Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any Committee of the Board on which he or she serves.

Additional Requirements

In making any future changes to compensation payable to Non-Employee Directors, the Board or Compensation Committee will evaluate the practices of the peer group of companies that serve as references for executive compensation benchmarking, as well as then current general best practices regarding director compensation.

The Compensation Committee will review this Policy on at least a biennial basis and engage an independent compensation consultant to assist in such review.

Furthermore, the Company will not permit compensation to be paid to Non-Employee Directors for their service as such other than as provided for in this Policy, unless there are extraordinary circumstances as determined by the Compensation Committee or the Board.

All payments to Non-Employee Directors will be disclosed in accordance with applicable law, regulations and exchange or national market system requirements.

Approved by the Board of Directors: April 28, 2020

Effective: April 28, 2020

Approved by the Stockholders: June 23, 2020

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